Exhibit 99.1

American Spectrum Realty Announces Purchase of Office Building in Houston

    HOUSTON--(BUSINESS WIRE)--Oct. 25, 2004--

         Purchase Increases American Spectrum's Total Leasable
          Space in Texas to Approximately 900,000 Square Feet

    American Spectrum Realty Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of a six-story office building in Houston, Texas. The office building, located at 11500 Northwest Freeway, has 81,587 square feet and is currently 89% leased.
    William J. Carden, president and CEO, stated, "We are pleased to add this office building to our portfolio. This building increases our Texas portfolio to twelve properties and to approximately 900,000 square feet. The acquisition is in line with our strategy to increase our presence in the Texas market, as we have acquired nine office buildings in Houston, Texas, since 2002."
    Mr. Carden added, "Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. Any leasing inquiries should be directed to Bill McGrath, CCIM, regional leasing representative, at 713-706-6200."
    American Spectrum Realty Inc. is a real estate investment and management company that owns 25 office, industrial, apartment and retail properties aggregating over 2.2 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    CONTACT: American Spectrum Realty Inc., Houston
             William J. Carden, 713-706-6200